Exhibit 99.1

NUVERRA ENVIRONMENTAL SOLUTIONS REPORTS

FOURTH QUARTER AND FULL-YEAR FISCAL 2013 RESULTS

-	Announces Agreement to Sell Thermo Fluids Inc. for $175 million

-	CEO Mark D. Johnsrud to be Appointed Chairman of the Board; Richard J. Heckmann and Lou L. Holtz Announce Retirements

-	Announces Settlement of China Water and Drinks Class Action Litigation

SCOTTSDALE, Ariz. (March 10, 2014) — Nuverra Environmental Solutions (NYSE: NES) (“Nuverra” or “the Company”), a leading provider of full-cycle environmental solutions to the energy and industrial end-markets, today announced financial results for its fiscal 2013 fourth quarter ended December 31, 2013.

Summary of Key Financial Results1

•	Fourth-quarter revenue was $128.4 million ($154.5 million including TFI).

•	Fiscal 2013 full-year revenue was $525.8 million ($642.1 million including TFI)

•	Net loss from continuing operations for the full year was $134.0 million (net loss of $232.3 million including TFI).

•	Fourth-quarter adjusted EBITDA, excluding special items, was $23.3 million ($25.7 million including TFI)

•	Fiscal 2013 full-year adjusted EBITDA was $101.5 million ($116.2 million including TFI).

•	Net cash capital expenditures of $12.5 million in the fourth quarter ($14.3 million including TFI); $44.3 million for the full year ($48.5 million including TFI).

1 Results of operations of Thermo Fluids Inc. (“TFI”) are reflected as discontinued operations due to its pending divestiture.

Fourth-Quarter Commentary

Mark D. Johnsrud, Chief Executive Officer, commented, “We made significant strides during the fourth quarter to further strengthen our total environmental solutions business model and enhance our customer value proposition, including the development of new options for the thermal treatment of drilling solids and pipeline transportation networks for fresh water, flowback and produced liquids.

“Our actions are designed to support a rapidly changing shale industry that is moving from the discovery phase to the full-scale commercial development of shale resources. As such, we believe our customers, and the communities in which they operate, are increasingly demanding new and innovative approaches to environmental management. Nuverra will be there with leading environmental solutions to support ongoing shale development,” Mr. Johnsrud said.

“During the fourth quarter, we also executed on key initiatives announced during our third-quarter report. These activities included our announcement today that we have entered into a definitive agreement to sell TFI for $175 million to VeroLube, Inc. The transaction is comprised of $165 million in cash and $10 million in VeroLube stock. We are very pleased to make this announcement as we shift our strategic focus to expanding our core shale solutions business. Since our last call, we also revised our revolving credit facility to enhance liquidity and improve financial flexibility and completed a reverse stock split.”

Fourth-Quarter and Full-Year 2013 Financial Overview

Including TFI, fourth-quarter revenue was $154.5 million, compared to $113.2 million in the fourth quarter of fiscal 2012, and $162.6 million in the third quarter of 2013. Full-year revenue including TFI was $642.1 million, of which $525.8 million was generated by the Shale Solutions segment and $116.3 million was generated by the discontinued Industrial Solutions segment, which consists solely of TFI. This compares to fiscal 2012 total revenue of $352.0 million, of which $256.7 million was attributable to Shale Solutions and $95.3 million was attributable to Industrial Solutions.

Adjusted EBITDA for the fourth quarter including TFI was $25.7 million, compared to $14.7 million for the same prior-year period, and $25.1 million in the third quarter of 2013. Adjustments to EBITDA in the period included a $7.0 million accrual related to the China Water and Drinks, Inc. (“China Water”) class action settlement (detailed below), as well as other net adjustments of $0.7 million. For the full year, adjusted EBITDA including TFI was $116.2 million.

Investors should note the Company’s Form 10-K for the fiscal year ended December 31, 2013 reflects the former Industrial Solutions Segment, comprised solely of TFI, as discontinued operations.

Jay Parkinson, Chief Financial Officer, commented, “The planned divestiture of TFI and the recent refinancing of our revolving credit facility represent two key strategic actions taken to support our growth platform for the future. The amended credit facility provides us flexible capital, free of most of the ongoing maintenance covenants in our previous facility, and also allows us to be opportunistic in making isolated, open-market repurchases of our Senior Notes to reduce our overall cost of debt, a strategy we will consider after the planned sale of TFI. Additionally, we currently have preliminary commitments to upsize the facility, which our borrowing base would support. We remain committed to increasing liquidity, driving down leverage and reducing cash interest expenses.” In the first quarter of 2014, the Company expects to capitalize approximately $3.5 million of costs associated with the revised facility as deferred financing costs and will incur a non-cash charge relating to the write-off of unamortized financing costs from the previous facility of approximately $3.0 million.

On December 31, 2013, cash and cash equivalents were approximately $8.8 million and total debt was approximately $555.9 million2, which included $400.0 million2 of senior unsecured notes, approximately $136.0 million drawn under the Company’s amended credit facility and approximately $19.9 million in capital leases.

Net cash capital expenditures including TFI in the fourth quarter totaled $14.3 million, primarily related to the development of the thermal desorption system to expand the Company’s solids treatment capabilities in the Bakken Shale area. Net cash capital expenditures for the full year including TFI, and excluding acquisitions, totaled $48.5 million, compared to $38.3 million in 2012, and included completion of the pipeline in the Haynesville Shale area; new and upgraded saltwater disposal wells, including an expansion in the Utica Shale area; and completion of the initial phase of the Bakken landfill. The Company incurred additional capital expenditures in the first quarter of 2014 related to the construction of the thermal desorption system.

2 Excludes unamortized discount and premium of $0.8 million, net.

Operational Highlights

Nuverra’s shale divisions provide comprehensive environmental solutions, including the delivery, collection, treatment, recycling and disposal of restricted environmental products for unconventional oil and gas development in the Bakken, Utica, Eagle Ford and Mississippian Lime Shale areas, as well as the Permian Basin, which are oil-rich plays, and the Marcellus, Haynesville and Barnett Shale areas, which are gas-rich plays.

For the fourth quarter, total revenue from the Company’s Shale Solutions business was $128.4 million, of which approximately $94.9 million was derived from predominantly oil-rich areas and $33.5 million was derived from predominantly gas-rich areas. This represented a $44.6 million, or 53.3% increase in total revenue when compared to the same prior-year period, which included only one month of Power Fuels.

In the Bakken Shale area, revenues increased sequentially from the third quarter as the Company saw increased activity levels in the basin. Margins increased compared to the prior quarter as well, due in part to increased activity levels which absorbed fixed costs. The Company saw encouraging signs of operator activity during the quarter, as well as increased landfill volumes.

In the Marcellus and Utica Shale areas, revenues and adjusted EBITDA decreased sequentially as customer activity slowed due to the holiday schedule as well as severe winter-weather conditions that resulted in slowdowns in drilling and completion. Because Nuverra also provides water recycling services to select customers in the Marcellus basin, the reduction in activity also affected volumes at its AWS treatment center.

In the Haynesville Shale area, revenues and adjusted EBITDA were nearly flat on a sequential basis. The Company continued to see signs that customers are beginning to increase drilling and completion activities, moving additional rigs into the basin to meet their 2014 programs. “We believe the Haynesville presents promising opportunities to expand, and during the fourth quarter, we strengthened the Haynesville management team with the addition of a regional vice president who has a proven track record for exceptional performance,” Mr. Parkinson said.

Operational performance continued to be challenging in the Eagle Ford Shale area. The Company is focused on its turnaround plan, including aggressive cost control.

During its third-quarter report, the Company discussed plans to develop a treatment and recycling center for oilfield solids located at its Bakken landfill site. “Our goal is to develop beneficial applications for the byproducts of the treatment process, including recycled diesel fuel, and provide a solution that will also reduce the environmental footprint for customers,” Mr. Parkinson commented. “The thermal desorption facility is currently on track to be operational in the fourth quarter of 2014 and will further expand our suite of solutions for solids.”

Nuverra has also expanded its focus on pipeline initiatives designed to provide an additional transportation option for flowback and produced water which will complement the Company’s current solutions, including its ongoing treatment and recycling efforts. “As the operator of one of the largest shale water pipelines in the country, our belief is that as shale plays mature and well counts increase, the volumes of water also increase and the need for additional product transportation options becomes more important,” Mr. Parkinson explained. “We intend to leverage our institutional knowledge with the Haynesville pipelines and are actively engaged in discussions with multiple customers to determine their future needs for pipeline networks. We expect to begin construction in late 2014 or early 2015 in the Bakken Shale area.”

Business Outlook

Mr. Johnsrud provided commentary on the Company’s business outlook for 2014. “We are seeing an increase in E&P capital spending, growth in rig counts and the operational efficiencies of multi-well pads. This activity is significantly reducing the number of days to drill and complete a well and driving up the volume of fluids and solids that must be managed at the surface.

“Nuverra’s growth strategy in 2014 is focused on three key objectives: 1) expand our service offerings by consolidating companies that complement our business; 2) increase market share in existing basins by taking business from competitors; and 3) grow organically by developing and introducing innovative new solutions to our service line mix. We are keenly focused on basin-by-basin profitability and return on capital, evaluating the full market potential for each business division, and developing the strategies to achieve our objectives.

“Looking to the first quarter of 2014, severe winter weather extended into January and February, with the Bakken, Marcellus and Utica regions experiencing the majority of the impact. We expect first-quarter 2014 performance to reflect lower weather-related levels of activity that are not reflective of what we believe are positive overall industry trends in 2014. As the weather improves, we expect operators will resume their drilling and completion programs,” concluded Mr. Johnsrud.

CEO Mark Johnsrud Appointed Chairman of the Board

The Company also announced today that Mr. Johnsrud will be appointed Chairman of the Board effective as of the upcoming Annual Meeting of Stockholders on May 6, 2014 (the “Annual Meeting”), replacing the retiring Executive Chairman Richard J. Heckmann. Additionally, Director Lou L. Holtz’s current term expires on May 6, 2014, and he has elected to not stand for re-election. Both directors have reached the age guideline of 70 in accordance with the Company’s Corporate Governance Guidelines and have elected to retire effective as of the Annual Meeting.

Mr. Heckmann commented, “Nuverra has embarked on a new and exciting phase of the Company’s evolution, and it has an exceptionally experienced and visionary team of strategic leaders at the helm. I fully support the Company’s direction and believe this is the right time to begin enjoying retirement and to implement the succession plan we put into place over a year ago.”

Mr. Johnsrud was named Vice Chairman of the Board following the merger of Power Fuels. He was Chief Executive Officer of Power Fuels from the time he acquired the business in 2005 until the merger.

The Company’s Board of Directors also amended the terms of the 2012 stockholder’s agreement between Mark Johnsrud and the Company, including the waiver of restrictions in the agreement that limited Mr. Johnsrud’s ability to acquire additional shares of Nuverra common stock. The limitations included in the stockholder’s agreement on Mr. Johnsrud’s ability to sell shares of Nuverra common stock were not amended and will remain in effect through November 2014, as provided in the original agreement.

China Water Class Action Settlement

The Company announced it has entered into a Stipulation of Settlement (the “Settlement Agreement”) to settle a securities class action pending in the United States District Court for the District of Delaware (the “District Court”). The lawsuit relates to matters alleged to have occurred in connection with the acquisition by Heckmann Corporation of China Water in 2008. The Company anticipates final court approval of the Stipulation of Settlement in the second half of 2014 (“Closure”), at which time all claims asserted against the Company and the individual defendants will be resolved.

Under the terms of the Settlement Agreement, which must be approved by the District Court, the Company has agreed to make at Closure a cash payment of $13.5 million (“Cash Portion”), as well as a grant of 847,990 shares of Nuverra common stock (“Equity Portion”), to the plaintiffs in the lawsuit.

•

Cash Portion. The Company currently has approximately $7 million of available coverage under the applicable insurance policy. The net cash cost to Nuverra would be $13.5 million less the amount of available coverage under the insurance policy at the time of Closure. The Company currently estimates the amount of available insurance at Closure will be in the range of $2 million to $4 million, which would equate to a cash payment by the Company at Closure of approximately $9.5 million to $11.5 million. The amount of available insurance at Closure could increase based on the outcome of disputed legal fees, which have been accrued but unpaid by the insurance policy and would reduce the required cash payment by the Company. Under the terms of the Settlement Agreement, the $13.5 million cash portion less available insurance coverage will be deposited into escrow at the time the District Court grants preliminary approval of the settlement, which is expected to occur in the first or second quarter of 2014. The escrow would then be released at Closure upon final District Court approval.

•	Equity Portion. The Company has agreed to provide a floor value of $13.5 million on the value at Closure of the Equity Portion of the Settlement Agreement. Therefore, to the extent that the 847,990 shares of Company common stock do not equate to $13.5 million in value at the time of Closure (an equivalent value of $15.92 per share), the Company would be required to contribute additional shares or cash, at the Company’s sole option, to make the value of the Equity Portion at Closure be no less than $13.5 million.

The Company established a $16.0 million accrual in the third quarter of 2013 related to the China Water matter, and as a result of this pending settlement, recorded an additional $7.0 million charge in the fourth quarter. If the value of the 847,990 shares at Closure exceeds $13.5 million, the Company would incur a non-cash charge at Closure for the excess of the market value of those shares at Closure above $13.5 million.

The Company and the individual defendants continue to deny all assertions of wrongdoing or liability and continue to believe the claims asserted in the litigation are without merit. The Company has concluded it is in the best interest of all stakeholders to settle this matter and move forward with its business and growth strategy.

Conference Call & Webcast

The Company will host a conference call to discuss its fourth quarter and full year 2013 financial results at 4:30 p.m. ET (1:30 p.m. PT) today. To participate on the conference call, please dial +1-877-941-4776 or +1-480-629-9716 and reference conference ID 4664378. An audio replay of the call will be available approximately one hour following the conclusion of the call through March 24, 2014. The audio replay can be accessed by dialing +1-800-406-7325 or +1-303-590-3030 and entering access code 4664378. The call will be webcast live and a replay available for 12 months. Both may be accessed in the “Investors” section of the Nuverra web site at www.nuverra.com.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to customers in energy and industrial end-markets. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, used motor oil, spent antifreeze, waste fluids and hydrocarbons. The Company continues to expand its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Interested parties can access additional information about Nuverra on the Company’s web site at http://www.nuverra.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations or balance sheets of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets, stock-based compensation, asset impairments, restructuring charges and other non-recurring charges, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, and operating working capital, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, forecasts of growth, revenues, business activity, adjusted EBITDA and pipeline expansion, statements regarding possible divestitures, timing of such divestitures, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses; uncertainties in evaluating goodwill and long-lived assets for potential impairment; potential impact of litigation; risks of successfully consummating expected transactions within the timeframes or on the terms contemplated, including risks that such transactions may fail to close due to unsatisfied closing conditions; whether certain markets grow as anticipated; pricing pressures; risks associated with our indebtedness; low oil and or natural gas prices; changes in customer drilling activities and capital expenditure plans; shifts in production into shale areas in which we currently do not have operations; control of costs and expenses; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as the Company’s other reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at
http://nuverra.com/. As a result of the foregoing considerations and the other limitations of non-GAAP measures described elsewhere herein, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Nuverra Environmental Solutions, Inc.

Liz Merritt, VP-Investor Relations & Communications

602-903-7802

ir@nuverra.com

- or -

The Piacente Group, Inc.

Brandi Piacente, President

212-481-2050

nuverra@tpg-ir.com

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Years ended December 31, 2013, 2012 and 2011 are audited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012	2011
Non-rental revenue	$106,778	$76,515	$441,421	$241,230	$144,291
Rental revenue	21,610	7,228	84,395	15,441	12,546

Total revenue	128,388	83,743	525,816	256,671	156,837
Cost of revenues	(108,516)	(82,327)	(456,167)	(237,962)	(123,509)

Gross profit	19,872	1,416	69,649	18,709	33,328

Operating expenses:
General and administrative expenses	20,835	18,521	86,085	42,742	32,783
Amortization of intangible assets	4,895	3,476	20,424	7,511	3,868
Impairment of long-lived assets	—	6,030	111,900	6,030	—
Other, net	(554)	—	899	—	2,089

Total operating expenses	25,176	28,027	219,308	56,283	38,740

Loss from operations	(5,304)	(26,611)	(149,659)	(37,574)	(5,412)
Interest expense, net	(13,573)	(10,665)	(53,703)	(26,607)	(4,243)
Other income (expense) , net	1,484	2,667	(3,773)	(2,538)	5,770
Loss on extinguishment of debt	—	(2,638)	—	(2,638)	—

Loss from continuing operations before income taxes	(17,393)	(37,247)	(207,135)	(69,357)	(3,885)
Income tax benefit	7,021	43,258	73,095	62,760	3,777

(Loss) income from continuing operations	(10,372)	6,011	(134,040)	(6,597)	(108)
(Loss) income from discontinued operations, net of income taxes	(2,700)	(1,019)	(98,251)	9,124	(22,898)

Net (loss) income attributable to common stockholders	$(13,072)	$4,992	$(232,291)	$2,527	$(23,006)

Net (loss) income per common share attributable to common stockholders (1):
Basic:
(Loss) income from continuing operations	$(0.42)	$0.33	$(5.47)	$(0.44)	$(0.01)
(Loss) income from discontinued operations	(0.11)	(0.05)	(4.01)	0.61	(2.00)

Net (loss) income per basic share	$(0.53)	$0.28	$(9.48)	$0.17	$(2.01)

Diluted:
(Loss) income from continuing operations	$(0.42)	$0.30	$(5.47)	$(0.44)	$(0.01)
(Loss) income from discontinued operations	(0.11)	(0.05)	(4.01)	0.61	(2.00)

Net (loss) income per diluted share	$(0.53)	$0.25	$(9.48)	$0.17	$(2.01)

Weighted average shares outstanding used in computing net (loss) income per common share
Basic	24,952	18,125	24,492	14,994	11,457
Diluted	24,952	19,786	24,492	14,994	11,457

(1)	Totals may not equal corresponding amounts on the Consolidated Statements of Operations due to rounding.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par values)

	December 31,
	2013	2012
Assets
Cash and cash equivalents	$8,783	$14,776
Restricted cash	110	3,536
Accounts receivable, net	87,086	103,627
Inventories	3,328	3,772
Prepaid expenses and other receivables	10,457	6,616
Deferred income taxes	30,072	11,684
Other current assets	409	1,556
Current assets held for sale	21,446	20,324

Total current assets	161,691	165,891

Property, plant and equipment, net	498,541	579,022
Equity investments	4,032	8,279
Intangibles, net	149,363	173,876
Goodwill	408,696	415,176
Other assets	21,136	25,510
Long-term assets held for sale	167,304	276,585

Total assets	$1,410,763	$1,644,339

Liabilities and Equity
Accounts payable	$33,229	$23,401
Accrued liabilities	63,431	46,546
Current portion of contingent consideration	13,113	1,568
Current portion of long-term debt	5,464	4,699
Current liabilities of discontinued operations	9,301	10,256

Total current liabilities	124,538	86,470

Deferred income taxes	42,982	88,396
Long-term debt	549,713	561,427
Long-term contingent consideration	2,344	8,863
Financing obligation to acquire non-controlling interest	10,104	9,021
Other long-term liabilities	4,324	1,805
Long-term liabilities of discontinued operations	32,389	40,596

Total liabilities	766,394	796,578

Commitments and contingencies
Preferred stock $0.001 par value, (1,000 shares authorized, no shares issued and outstanding at December 31, 2013 and December 31, 2012)	—	—
Common stock, $0.001 par value (50,000 shares authorized, 27,425 shares issued and 25,994 outstanding at December 31, 2013 and 26,612 shares issued and 25,181 outstanding at December 31,2012)	27	27
Additional paid-in capital	1,341,209	1,318,419
Purchased warrants	—	(6,844)
Treasury stock	(19,503)	(19,503)
Accumulated deficit	(677,364)	(444,338)

Total equity of Nuverra Environmental Solutions, Inc.	644,369	847,761

Total liabilities and equity	$1,410,763	$1,644,339

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net (loss) income	$(232,291)	$2,527	$(23,006)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Loss (income) from discontinued operations, net of income taxes	98,251	(9,124)	22,898
Depreciation	78,812	40,130	21,413
Amortization of intangible assets	20,424	7,511	3,868
Amortization of deferred financing costs	4,492	1,762	—
Amortization of original issue discounts and premiums, net	142	108	—
Stock-based compensation	3,708	3,610	2,401
Loss on disposal of property, plant and equipment	708	1,672	—
Impairment of property, plant and equipment and intangible assets	111,900	6,030	—
Bad debt expense	3,275	6,517	2,206
Change in fair value of contingent consideration	23	(1,004)	(5,777)
Loss on extinguishment of debt	—	2,638
Deferred income taxes	(68,599)	(56,678)	(4,277)
Write-down of cost method investments	4,300	—	—
Other, net	871	839	100
Changes in operating assets and liabilities, net of business acquisitions and purchase price adjustments:
Accounts receivable	15,492	(2,101)	(31,205)
Inventories	444	432	243
Prepaid expenses and other receivables	(2,864)	(1,096)	(4,306)
Accounts payable and accrued liabilities	27,331	22,938	5,584
Other assets and liabilities, net	249	(1,633)	579

Net cash provided by (used in) operating activities from continuing operations	66,668	25,078	(9,279)
Net cash provided by (used in) operating activities from discontinued operations	3,589	5,593	(4,683)

Net cash provided by (used in) operating activities	70,257	30,671	(13,962)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(10,570)	(357,346)	(88,334)
Proceeds from the sale of property, plant and equipment	2,308	7,235	—
Purchases of property, plant and equipment	(46,593)	(43,516)	(150,921)
Proceeds from the sale of available for sale securities	—	5,169	120,062
Purchases of available-for-sale securities	—	—	(34,947)
Proceeds from acquisition-related working capital adjustment	2,067	—	—
Other investing activities	—	(82)	(16)
Proceeds from certificates of deposit	—	—	11,830

Net cash used in investing activities from continuing operations	(52,788)	(388,540)	(142,326)
Net cash used in investing activities from discontinued operations	(4,195)	(4,158)	(5,777)

Net cash used in investing activities	(56,983)	(392,698)	(148,103)

Cash flows from financing activities
Proceeds from revolving credit facility	98,501	193,490	72,799
Payments on revolving credit facility	(109,501)	(186,674)	—
Proceeds from other debt	—	398,980	109,885
Payments on other debt	—	(150,367)	(73,914)
Proceeds from equity offering	—	74,448	—
Payments for deferred financing costs	(855)	(26,170)	(2,764)
Payments on notes payable and capital leases	(5,416)	(4,605)	—
Payments of contingent consideration and other financing activities	(2,602)	(1,058)	1,543
Cash paid to purchase treasury stock	—	—	(4,414)
Cash proceeds from exercise of warrants	—	—	47,912

Net cash (used in) provided by financing activities of continuing operations	(19,873)	298,044	151,047
Net cash used in financing activities of discontinued operations	(400)	—	—

Net cash (used in) provided by financing activities	(20,273)	298,044	151,047

Net decrease in cash and cash equivalents	(6,999)	(63,983)	(11,018)
Cash and cash equivalents at beginning of year	16,211	80,194	91,212

Cash and cash equivalents at end of year	9,212	16,211	80,194
Less: cash and cash equivalents of discontinued operations at year-end	429	1,435	—

Cash and cash equivalents of continuing operations at end of year	$8,783	$14,776	$80,194

Supplemental disclosure of cash flow information:
Cash paid for interest	$(48,175)	$(13,605)	$(2,784)
Cash paid for taxes, net	(554)	(1,759)	(162)
Supplemental schedule of non-cash investing and financing activities:
Common stock issued for business acquisitions	$24,286	$417,733	$16,925
Common stock issued for contingent consideration	47	7,770	—
Common stock issued for legal settlements	1,621	—	—
Purchases of property, plant and equipment under capital leases	5,774	20,771	—
Property, plant and equipment purchases in accounts payable	7,863	4,238	7,890
Restricted cash payable to former sole owner of Power Fuels	110	3,536	—

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

ADJUSTED EBITDA GAAP RECONCILIATION

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,			Three Months Ended December 31,
	2013	2012	2011	2013	2012
(Loss) income from continuing operations	$(134,040)	$(6,597)	$(108)	(10,372)	6,011
Depreciation of property, plant and equipment	78,812	40,130	21,413	14,520	13,610
Amortization of intangible assets	20,424	7,511	3,868	4,895	3,476
Interest expense, net	53,703	26,607	4,243	13,573	10,665
Income tax benefit	(73,095)	(62,760)	(3,777)	(7,021)	(43,258)

EBITDA	$(54,196)	$4,891	$25,639	$15,595	$(9,496)

Adjustments:
Transaction-related costs, including earnout adjustments, net	(116)	6,694	(3,200)	(1,995)	3,450
Stock-based compensation	3,708	3,654	2,100	413	1,232
Legal, environmental and insurance, net	26,480	2,996	1,900	7,010	2,682
Impairment of goodwill and long-lived assets	111,900	5,655	—	—	5,655
Restructuring, exit costs, and other	899	11,361	2,100	(554)	5,479
Write-off of cost-method investments	4,300	—	—	—	—
Integration and rebranding costs	8,198	—	—	2,512	—
Gain/loss on disposal of assets	326	2,120	—	326	375

Adjusted EBITDA from continuing operations	101,499	37,371	28,539	23,307	9,377
Adjusted EBITDA from discontinued operations	14,672	24,183	(21,598)	2,420	5,302

Total Adjusted EBITDA	$116,171	$61,554	$6,941	$25,727	$14,679

Reconciliation of (loss) income from discontinued operations to EBITDA and Adjusted EBITDA from discontinued operations:

	Twelve Months Ended December 31,			Three Months Ended December 31,
	2013	2012	2011	2013	2012
(Loss) income from discontinued operations	$(98,251)	$9,124	$(22,898)	$(2,700)	$(1,019)
Depreciation of property, plant and equipment	2,502	1,822	1,000	469	703
Amortization of intangible assets	9,787	9,072	200	1,785	1,694
Interest expense, net	14	10	—	—	22
Income tax benefit	14	4,155	100	2,858	3,902

EBITDA from discontinued operations	$(85,934)	$24,183	$(21,598)	$2,412	$5,302

Adjustments:
Transaction-related costs, including earnout adjustments, net	383	—	—	—	—
Legal, environmental and insurance, net	1,715	—	—	—	—
Impairment of goodwill and long-lived assets	98,500	—	—	—	—
Gain/loss on disposal of assets	8	—	—	8	—

Adjusted EBITDA from discontinued operations	$14,672	$24,183	$(21,598)	$2,420	$5,302

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

CAPITAL EXPENDITURES RECONCILIATION

(In thousands)

(Unaudited)

	Year Ended December 31,	Quarter Ended December 31,
	2013	2013
Net cash capital expenditures from continuing operations	$44,285	$12,458
Net cash capital expenditures from discontinued operations	4,195	1,802

Total net cash capital expenditures	$48,480	$14,260

	Year Ended December 31,	Quarter Ended December 31,
	2013	2013
Cash capital expenditures from continuing operations	$46,593	$13,369
Cash capital expenditures from discontinued operations	4,195	1,802

Total cash capital expenditures	$50,788	$15,171